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                                                                   EXHIBIT 10.15



                             [FIREPOND LETTERHEAD]


January 23, 2001


Mr. Cem Tanyel
Senior Vice President - Product Development
Brightware
1401 Los Gamos Rd.
San Rafael, CA  94903

                                  -- REVISED --


Dear Cem:

This offer supercedes and replaces the offer of employment dated January 23, 2001 which is rescinded. Your response is required by Monday, January 29, 2001.

THE POSITION

Your title shall be Senior Vice President - Product Development. In this role you will be responsible for developing and leading FirePond's Software Development organization in delivering FirePond products and technology direction. This will include building and leading a world class team. You will report directly to Randy Harvey, Executive Vice President - Product Development. Your work location will be San Rafael, CA.

CASH COMPENSATION

The base salary for the position is $8958.34 per semi-monthly pay period. This equates to an annual rate of $215,000.00. You will also be eligible to participate in a cash incentive program for each fiscal year with a targeted pay-out of 40% of your annualized base salary based on satisfactory execution of stated deliverables and management objectives subject to company performance. For FY'01 your target payout would be $86,000.00, providing a total target annual cash compensation of $301,000.00.

In addition to the compensation detailed above, you will also be eligible to receive a supplemental bonus for FY'01 in the amount of $40,000. This bonus

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will be earned in two (2) $20,000 segments. The first earned for successful delivery of a unified architecture specification, no later than August 30, 2001. The second $20,000 is earned upon successful delivery of the first product release within the SalesPerformer Suite that was initiated under your management and direction. Success parameters for payment for each of these supplemental bonuses will be set forth by Randy Harvey.

Earned bonuses amounts are paid within 60 days of the end of the fiscal year in which they are earned. However the supplemental bonuses will be paid within 60 days of being achieved. You must be actively employed at that time in order to receive a payment. There are no pro-ration provisions.

STOCK OPTIONS

In addition to the cash compensation detailed above, you will receive a stock option grant allowing you to purchase 250,000 shares of FirePond Common Stock. The exercise price shall be the closing price of the stock as stated in the Wall Street Journal on the closing date of the acquisition of Brightware. The stock option grant shall vest as follows:

            IMMEDIATE -

            50,000 options. However, if you voluntarily terminate your employment prior to February 1, 2002, any monies received from the exercise of these options must be repaid to the company on a pro-rata basis to time in position.

            AUGUST 1, 2002 -

            50,000 options.

            QUARTERLY THEREAFTER -

            100,000 options shall vest at the rate of 10,000 options per quarter on the last day of each fiscal quarter starting August 1, 2002, until full vesting occurs.

            FEBRUARY 1, 2005 OR EARLIER UPON THE OFFICIAL DATE OF INTRODUCTION OF THE NEXT GENERATION OF THE FIREPOND SALESPERFORMER SUITE -

            50,000 options.

All options granted will be subject to the Brightware Acquisition Stock Plan and the standard option agreement and subject to the execution of the enclosed non-disclosure, non-compete agreement. Your stock option agreement will include


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provisions for accelerated vesting in the event of a change in control. As provided in the agreement, your options shall be 100% vested if (i) as a result of the change of control your employment is terminated by the acquiring entity within twelve months following the change of control or (ii) as a result of the change of control, your responsibilities are materially changed within twelve months following the change of control, provided that you remain with the acquiring entity for at least six months following the change of control. The six month transition may be waived by the company at their sole discretion.

In addition, during the period October 31, 2001 through December 31, 2992, should Klaus Besier or Randy Harvey voluntarily terminate their employment with FirePond, your duties are diminished without your consent, or your location of employment is moved more than ten miles without mutual agreement, you may at your option terminate your employment and receive the severance provisions contained within this letter. Please refer to and adhere to the FirePond policies on insider trading before engaging in any sales, regardless of how the options or stock may have been acquired.

SEVERANCE ALLOWANCE

In the event that your employment is terminated by the company for any reason other than for Cause, and in exchange for a full and complete mutual release of liability, you will receive a severance payment of $150,000 paid in 12 semi-monthly installments of $12,500 less applicable tax withholdings. The company will also pay your COBRA costs during this time period provided that you continue to pay the required employee premium portion.


A termination for "Cause" shall mean a termination for any of the following reasons: (i) your failure to perform a substantial and material portion of the duties of your position after receipt of a written warning, which failure to perform is not cured within thirty (30) days after such written warning; (ii) engaging in gross misconduct; (iii) being convicted of a crime, other than a traffic offense; (iv) committing an act of fraud against, or the misappropriation of property belonging to FirePond or its affiliates; or (v) material breach of this agreement or any confidentiality, non-competition or proprietary information agreement between you and FirePond. FirePond will provide written notice of the reason for termination in the case of any termination for "Cause."

BENEFIT PROGRAMS

As a FirePond employee you will be eligible to participate in the Company's 401K, medical, dental, disability, and life insurance benefit programs. In addition you will participate in the Personal Time Off (PTO) System. Your PTO allowance will be set at the 7+ year level. Summaries of these plans have been included for your review.

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FAMILY TRAVEL ALLOWANCE

In addition to the standard company benefits, you will also receive a family travel allowance of up to $7500 each fiscal year. This can be used to cover the cost for family members to accompany you, or for you to travel on personal business in conjunction with a business trip. Any personal income tax liability associated with reimbursements is your sole responsibility.

CONDITIONS

Also enclosed is a copy of FirePond's Employee Agreement Regarding Inventions, Confidentiality and Non-competition. This offer letter is subject to the terms of this agreement and conditional upon your execution of this agreement. This offer letter id further conditioned your being able to supply proof of your eligibility to work in the United States (Form 1-9).

To indicate your acceptance of this offer, please sign and date this letter in the space provided and return this letter to me along with a fully executed copy of the Employee Agreement Regarding Inventions, Confidentiality and Non-competition. A duplicate original is enclosed for your records.

This letter, the above mentioned agreement relating to proprietary rights between you and the company, stock option agreements, benefit plan documents and all current FirePond policies and procedures, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by written agreement signed by you and myself or FirePond's CEO. FirePond reserves the right to withdraw this offer of employment if not accepted by you in writing by 8:30 AM Pacific Standard Time on Monday, January 29, 2001, if any representations by you cannot be verified, or in the event the sale of Brightware to FirePond does not close. A faxed copy of your signed acceptance to
(781) 487-8418 will be deemed acceptable followed within 24 hours by the original signed documents.

It is recognized that this offer of employment is not intended to create a contract of employment and both FirePond and you retain the right to terminate the employment relationship at any time without cause.

Cem, we look forward to you joining FirePond! An aggressive and focused team, the ability to create industry leading software, and a dedication to client satisfaction, have all played a significant part in FirePond's past. We are confident that you will play an important role in our future success.

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Sincerely,


/s/ Michael Dudich
--------------------------------
Michael Dudich
Vice President - Human Resources


CC: Klaus Besier, CEO; Randy Harvey, Executive Vice President - Product Development

The undersigned accepts the above employment offer, agrees that this letter along with the associated employee agreements, benefit plan documents, and policies and procedures, contains the terms of employment with FirePond, and that there are no other terms, express or implied. By accepting this offer of employment, the undersigned is acknowledging that no prior employment obligations or other contractual restrictions exist which preclude employment with FirePond. It is further understood that this offer is confidential and disclosure outside of your family or financial, accounting, and/or legal advisers may result in termination of your employment or withdrawal of this offer.


Accepted:


/s/ Cem Tanyel                                                January 28, 2001
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Cem Tanyel                                                             Date